Exhibit 99.2


June 7, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street N.W.
Washington, D.C.  20549

Arthur Andersen LLP has represented to the Snap-on Incorporated 401(k) Savings Plan, the Snap-on Incorporated 401(k) Personal Savings Plan for Collective Bargained Groups and the Snap-on Incorporated 401(k) Personal Savings Plan for Subsidiaries that its audit was subject to Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation.

Snap-on Incorporated 401(k) Savings Plan
Snap-on Incorporated 401(k) Personal Savings Plan for Collective
   Bargained Groups
Snap-on Incorporated 401(k) Personal Savings Plan for Subsidiaries

By: /s/ Paul C. Prickett
   ------------------------------------------
    Paul C. Prickett, as Plan Administrator